================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      Countrywide Credit Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                 [LOGO OF COUNTRYWIDE CREDIT INDUSTRIES, INC.]

                          4500 PARK GRANADA BOULEVARD
                          CALABASAS, CALIFORNIA 91302

                                                                   May 30, 1997

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on July 9, 1997 in Salon E of the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California. The formal notice and proxy statement for this meeting are attached to this letter.

  It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ DAVID S. LOEB

                                          David S. Loeb
                                          Chairman of the Board

                 [LOGO OF COUNTRYWIDE CREDIT INDUSTRIES, INC.]

                          4500 PARK GRANADA BOULEVARD
                          CALABASAS, CALIFORNIA 91302

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 9, 1997

                               ----------------

To the Stockholders:

  The 1997 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the "Company") will be held in Salon E of the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California on July 9, 1997 at 10:00 a.m. and at any adjournment thereof, for the following purposes:

    1. To elect two directors to serve on the Board of Directors for a term expiring at the 2000 Annual Meeting.

    2. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ending February 28, 1998.

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only stockholders of record at the close of business on May 27, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

                                           By Order of the Board of Directors


                                                  /s/ SANDOR E. SAMUELS

                                                    Sandor E. Samuels
                                                        Secretary

Dated: May 30, 1997

  YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION. PLEASE MAIL YOUR PROXY TODAY.

                 [LOGO OF COUNTRYWIDE CREDIT INDUSTRIES, INC.]

                          4500 PARK GRANADA BOULEVARD
                          CALABASAS, CALIFORNIA 91302

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 July 9, 1997

                                    GENERAL

  This Proxy Statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1997 Annual Meeting of Stockholders to be held in Salon E of the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California on July 9, 1997 at 10:00 a.m. and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about June 9, 1997.

  All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement. The accompanying proxy may be revoked by a stockholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person.

  The only outstanding voting securities of the Company are shares of its Common Stock, par value $.05 per share ("Common Stock"). Each stockholder of record at the close of business on May 27, 1997 is entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof. On that date, there were 106,418,416 shares of Common Stock outstanding, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter.

  The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting, this Proxy Statement and the proxy card. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $7,000 plus reimbursement of expenses.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The Company currently has six directors. Directors serve three-year terms which are staggered to provide for the election of approximately one-third of the Board each year. The terms of Ben M. Enis and Edwin Heller expire at the Meeting, and each of them has been nominated for election as a director for a new term which will expire at the 2000 annual meeting.

  Directors will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, which the Board does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee.

  The following table contains information regarding the nominees and the other incumbent directors.

                                                                   DIRECTOR
      NAME                         OCCUPATION                  AGE  SINCE
      ----                         ----------                  --- --------

              NOMINEES FOR ELECTION AS DIRECTORS--TERM EXPIRING 2000 (CLASS I)

Ben M. Enis       Professor of Marketing,                       55   1984
                   University of Southern California;
                   Los Angeles, CA
Edwin Heller      Attorney, Of Counsel,                         67   1993
                   Fried, Frank, Harris, Shriver & Jacobson;
                   New York, NY

              INCUMBENT DIRECTORS--TERM EXPIRING 1998 (CLASS II)

Robert J. Donato  President                                     57   1993
                   Freedom Advisors, Inc.;
                   New York, NY
Harley W. Snyder  Senior Vice President, Real Estate            64   1991
                   Whiteco Industries, Inc.;
                   Merrillville, IN

              INCUMBENT DIRECTORS--TERM EXPIRING 1999 (CLASS III)

David S. Loeb     Chairman of the Board and                     73   1969
                   President of the Company
Angelo R. Mozilo  Vice Chairman of the Board                    58   1969
                   and Executive Vice President of the Company

  David S. Loeb is co-founder of the Company and has been Chairman of the Board and President of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of Directors of CWM Mortgage Holdings, Inc. ("CWM"), formerly known as Countrywide Mortgage Investments, Inc., a publicly-held real estate investment trust managed by a subsidiary of the Company, since its inception in September 1985. He also served as Chief Executive Officer of CWM from September 1985 to January 1997.

  Angelo R. Mozilo is co-founder of the Company and has been Vice Chairman of the Board and Executive Vice President of the Company since its formation in March 1969. Mr. Mozilo served as President of CWM from its inception in September 1985 to January 1997. He became Chief Executive Officer of CWM in January 1997. He has been a director since October 31, 1985.

  Robert J. Donato has been the President of Freedom Advisors, Inc., an investment advisor company, since January 1997. Prior to his present position, he was Executive Vice President, Director of Regional Institutional Sales for PaineWebber Incorporated and was employed by PaineWebber Incorporated for more than five years.

  Ben M. Enis has been a Professor of Marketing, University of Southern California, Los Angeles, California since 1982. He is also a director of Protection One, Inc., a publicly traded company that provides security alarm monitoring services for residential and small business subscribers.

  Edwin Heller is an attorney and has been of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson since October 1996. Prior to his current position, Mr. Heller was a partner in that law firm for more than five years.

  Harley W. Snyder is, and for more than five years has been, President of the following companies: HSC, Inc., a real estate and development company; Harley Snyder Co., Inc.--Construction and S-W Corporation. He is a director of Bank One, Merrillville, N.A. and serves on the Board of Trustees of both Porter Memorial Hospital and Valparaiso University. Since April 1997, Mr. Snyder has also served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that group since 1972.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

  During the fiscal year ended February 28, 1997 ("fiscal 1997"), the Board held 14 meetings. The Board maintains Audit, Nominating, Compensation and Strategic Planning Committees. The committees' specific responsibilities are summarized below. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held during the fiscal year ended February 28, 1997.

    1. The Audit Committee consults with and reviews the reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board, meets with the Company's internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Donato (chairman), Enis and Snyder are members of this committee which met six times during the fiscal year ended February 28, 1997.

    2. The Nominating Committee considers nominees for directors suggested by stockholders. Stockholders wishing to nominate directors must comply with
  Section 12 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder nominations and sets forth certain timing requirements with respect thereto. Messrs. Enis (chairman) and Heller are members of this committee which did not meet during the fiscal year ended February 28, 1997.

    3. The Compensation Committee determines matters relating to compensation of the Chairman of the Board and President and the Vice Chairman of the Board and Executive Vice President of the Company (Messrs. Loeb and Mozilo) as well as the other three highest compensated executive officers and administers each of the Company's stock option and other benefit plans. Messrs. Snyder (chairman), Donato and Enis are members of this committee. The Compensation Committee met six times during the fiscal year ended February 28, 1997.

    4. The Strategic Planning Committee examines the Company's role in both the industries in which it operates and the general marketplace, as well as other issues relating to the Company's operations and governance. Messrs. Heller (chairman), Donato and Enis were members of this committee during the fiscal year ended February 28, 1997. The Strategic Planning Committee met two times during the fiscal year ended February 28, 1997.

COMPENSATION OF DIRECTORS

  Each director of the Company who is not an employee of the Company receives an annual fee for serving on the Board and any of its committees and is entitled to reimbursement for his expenses incurred in attending meetings of the Board and its committees. Directors who are Company employees are not paid any fees as such for serving on the Board and its committees. During the fiscal year ended February 28, 1997, the annual fee was $45,000, and, in addition, the chairman of each committee received an additional $3,500 per committee. Each director of the Company who is not an employee is entitled to receive a non-discretionary stock option grant on the first business day in June of each year under the Company's 1993 Stock Option Plan. The number of shares subject to the option is determined pursuant to a formula based on earnings per share contained in the applicable stock option plan. The options have an exercise price equal to the fair market value of the common stock on the date of grant and, subject to the Board's and/or the Compensation Committee's ability to accelerate the vesting of these options, they become exercisable one year after the grant date. On June 3, 1996, each director except Mr. Heller received a stock option grant of 15,234 shares at an exercise price of $22.81. On October 15, 1996, Mr. Heller received an option grant of 15,234 shares at an exercise price of $26.63. On January 27, 1997, the Compensation Committee (with Mr. Snyder abstaining) accelerated the vesting of Mr. Snyder's options, received on June 3, 1996, from June 3, 1997 to December 3, 1996.

  The Company maintains a plan whereby each director who is not an employee can elect to defer all or a part of his director's fees until a predetermined date, with the Company agreeing to credit interest on the amount deferred. Messrs. Donato and Snyder deferred fees during the year ended February 28, 1997. The directors can elect the interest rate credited to their deferred fees under the plan at a rate equal to either (i) the Moody's Seasoned Corporate Bond Index or (ii) the Company's after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody's Seasoned Corporate Bond Index).

DIRECTOR EMERITUS

  The Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after having attained the age of 65 (age 63 for directors serving on the Board on February 11, 1987). Individuals who accept appointment to the position of Director Emeritus are required to agree to provide advisory and consulting services on certain business matters concerning the Company and its subsidiaries as the Board may determine and to attend meetings as requested by the Board at mutually convenient times. Such individuals are also required to agree to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries. Each such individual receives compensation paid on a monthly basis based on the number of years of service as a director and the amount of director's fees paid to him during the last month of service as a director prior to his retirement in accordance with the following schedule:

                       YEARS OF               MONTHLY
                       SERVICE             COMPENSATION
                       --------         -------------------
                       5 years          45% of last month's
                                          director's fees
                       10 years         70% of last month's
                                          director's fees
                       15 years         95% of last month's
                                          director's fees

  The term of the Director Emeritus position is for the life of the individual. In the event the individual dies while serving the Company prior to receiving five full years of compensation as a Director Emeritus, a death benefit is payable in a lump sum to his estate in the maximum amount of one year's compensation for serving as a Director Emeritus. The Company currently has three individuals in the position of Director Emeritus: Nathan Supak who retired in April 1987 and is paid $2,533 per month, Victor R. Witt who retired in August 1993 and is paid $3,048 per month, and Jack L. Bruckner who retired in July 1994 and is paid $2,246 per month.

                              EXECUTIVE OFFICERS

  The executive officers of the Company selected at the annual organizational meeting of the Board of Directors held July 10, 1996 to serve at the pleasure of the Board of Directors or subsequently appointed are as follows:

                                                                       EMPLOYED
 NAME                AGE OFFICE                                         SINCE
 ----                --- ------                                        --------
 David S. Loeb        73 Chairman of the Board and President             1969
                         Vice Chairman of the Board and Executive
 Angelo R. Mozilo     58 Vice President                                  1969
                         Senior Managing Director and Chief
 Stanford L. Kurland  44 Operating Officer                               1979
 Kevin W. Bartlett    39 Managing Director, Secondary Markets            1986
 Thomas H. Boone      42 Managing Director, Chief Loan
                         Administration Officer                          1984
 Carlos M. Garcia     41 Managing Director, Finance, Chief Financial
                         Officer and Chief Accounting Officer            1984
 Marshall M. Gates    45 Managing Director, Developing Markets           1988
 Gregory A. Lumsden   42 Managing Director, Originations                 1983
 David Sambol         37 Managing Director, Capital Markets              1985
 Sandor E. Samuels    44 Managing Director, Legal, General Counsel
                         and Secretary                                   1990

  David S. Loeb is co-founder of the Company and has been President and Chairman of the Board of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of CWM since its inception in September 1985. He also served as Chief Executive Officer of CWM from September 1985 to January 1997.

  Angelo R. Mozilo is co-founder of the Company and has been Executive Vice President and Vice Chairman of the Board of the Company since its formation in March 1969. Mr. Mozilo has been President of CWM from its inception in September 1985 to January 1997. He became Chief Executive Officer of CWM in January 1997. He has been a director of CWM since October 31, 1985.

  Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He became Chief Financial Officer in 1983 and Managing Director in 1988. He was Senior Managing Director, Chief Financial Officer and Chief Operating Officer from 1989 until March 1995 when he became Senior Managing Director and Chief Operating Officer. Mr. Kurland has served as President and Chief Operating Officer of Countrywide Home Loans, Inc. ("CHL"), the Company's subsidiary engaged in mortgage lending and servicing since March 1995.

  Kevin W. Bartlett joined the Company in 1986. He became a Managing Director in May 1991. His title was changed to Managing Director, Secondary Markets in 1994.

  Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988. His title was changed to Managing Director, Chief Loan Administration Officer in 1996.

  Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director--Chief Accounting Officer in 1990. He became Managing Director, Finance, Chief Financial Officer and Chief Accounting Officer in March 1995.

  Marshall M. Gates joined the Company in 1988. He served as an officer of the Company's insurance subsidiary and in 1990 was appointed Managing Director, Production Support and Administration. His title was changed to Managing Director, Production Operations in 1994 and to Managing Director, Developing Markets in 1996.

  Gregory Lumsden joined the Company in 1983. He served as an Executive Vice President of CHL from 1989 to 1996. In September 1996, he was appointed Managing Director, Originations.

  David Sambol joined the Company in 1985 and became Managing Director, Capital Markets in July 1994. Since October 1993, he has also served as the President and Chief Executive Officer of Countrywide Capital Markets, Inc., a subsidiary of the Company which oversees the entities engaged in brokering purchases and sales of mortgage loan servicing and underwriting and trading mortgage-backed securities.

  Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was appointed Managing Director, Legal, General Counsel and Secretary in May 1991.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of April 1, 1997, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of April 1, 1997).

                       NAME AND ADDRESS OF                   NUMBER OF  PERCENT
                         BENEFICIAL OWNER                      SHARES   OF CLASS
                       -------------------                   ---------  --------
      Neuberger & Berman(1)................................. 14,678,600  13.82%
      605 Third Avenue
      New York, New York 10158

      Oppenheimer Group, Inc.(2)............................ 15,529,829  14.62%
      Oppenheimer Tower, World Financial Center
      New York, New York 10281

      Tiger Management Corporation(3).......................  7,243,946   6.82%
      101 Park Avenue
      New York, New York 10178

--------
(1) Based upon a Schedule 13G dated February 13, 1997 filed with the Securities and Exchange Commission.
(2) Based upon a Schedule 13G dated January 16, 1997 filed with the Securities and Exchange Commission.
(3) Based upon a Schedule 13G dated February 12, 1997 filed with the Securities and Exchange Commission.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of the Company's Common Stock beneficially owned as of April 1, 1997 by each of the directors, including the nominees for election as directors; the Chairman of the Board and President; the four other most highly compensated executive officers; and all directors and executive officers as a group.

A
         NAME OR NUMBER OF         NUMBER OF                            PERCENT
         PERSONS IN GROUP         SHARES OWNED   OPTIONS(1)   TOTAL   OF CLASS(2)
         -----------------        ------------   ---------- --------- -----------
   David S. Loeb................   1,699,834       722,174  2,422,008     2.3%
   Angelo R. Mozilo.............     435,118(3)    740,643  1,175,761     1.1
   Robert J. Donato.............      61,283(4)      5,326     66,609      --
   Ben M. Enis..................      37,846        57,610     95,456      --
   Edwin Heller.................       1,067             0      1,067      --
   Harley W. Snyder.............      12,285             0     12,285      --
   Stanford L. Kurland..........      83,294       290,272    373,566      --
   David Sambol.................       1,742        42,050     43,792      --
   Kevin W. Bartlett............         448        44,876     45,324      --
   All directors and executive
    officers as a group (14
    persons)....................   2,480,122     2,520,527  5,000,649     4.7

--------
(1) Represents shares subject to stock options that are exercisable on April 1, 1997 or become exercisable within 60 days of April 1, 1997.
(2) Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.
(3) Includes 723 shares owned by Mr. Mozilo's wife as to which Mr. Mozilo disclaims beneficial ownership.
(4) Includes 5,000 shares owned by the Joseph and Susan Donato Family Trust dated July 1, 1996, as to which Mr. Donato disclaims beneficial ownership.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  The following table sets forth the cash compensation paid by the Company and its subsidiaries to the Chairman of the Board and President and the four other most highly compensated executive officers of the Company for all services in all capacities during the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                                   ANNUAL COMPENSATION             AWARDS
                                          ------------------------------------- ------------
                           FISCAL YEAR
       NAME AND               ENDED                              OTHER ANNUAL   STOCK OPTION    ALL OTHER
  PRINCIPAL POSITION     FEBRUARY 28 (29)  SALARY(1)  BONUS(2)  COMPENSATION(3)    SHARES    COMPENSATION(4)
  ------------------     ---------------- ---------- ---------- --------------- ------------ ---------------
David S. Loeb                  1997       $1,214,770 $2,885,549     $23,018      1,364,093      $277,574
 Chairman of the Board and     1996          966,000  2,256,870       6,735        179,246       302,110
 President                     1995          878,000  1,121,053      27,213        362,226       300,683

Angelo R. Mozilo               1997        1,212,973  2,885,549      33,870      1,364,093       183,275
 Vice Chairman of the Board    1996          961,000  2,256,870      10,088        179,246       148,575
 and Executive Vice            1995          873,000  1,121,053      16,954        362,226       123,570
 President

Stanford L. Kurland            1997          675,000    903,295      20,025        150,000        93,806
 Senior Managing Director      1996          566,667    750,000       4,115         48,000        67,462
 and Chief Operating           1995          475,000    400,000       9,185         77,000        66,391
 Officer

David Sambol                   1997          318,750    492,228       5,819         35,000        21,643
 Managing Director, Capital    1996          287,500    500,000       1,392         10,000        25,492
 Markets                       1995          250,000    500,000         777         19,000        22,353

Kevin W. Bartlett              1997          337,500    436,650       1,121         40,000        30,209
 Managing Director,            1996          287,502    228,000         298         22,000        27,768
 Secondary Markets             1995          250,008    150,000         395         36,000        26,877

--------
(1) Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company's 401(k) plan and the officer's deferred compensation account.
(2) Amounts shown represent the dollar value of the bonus earned by the named executive officer during the indicated fiscal year whether or not paid in such fiscal year. Messrs. Loeb's and Mozilo's bonus amounts were awarded pursuant to their employment agreements; Mr. Kurland's bonus amount was awarded pursuant to the Company's Annual Incentive Plan; Mr. Sambol's bonus amount was awarded pursuant to a formula which was approved by the Compensation Committee; and Mr. Bartlett's bonus amount was awarded as follows: $286,650 was awarded pursuant to a formula which was approved by the Compensation Committee and $150,000 was approved by Messrs. Kurland and Mozilo as a special allocation based on Mr. Bartlett's performance.

(3) Amounts shown represent the portion of interest accrued on the account of the named executive officer with respect to deferred compensation that exceeds 120% of the applicable federal rate.
(4) Amounts shown for fiscal 1997 consist of the following: (i) Mr. Loeb:
    Company contribution to deferred compensation account--$186,025; Company paid life insurance premiums--$91,549; (ii) Mr. Mozilo: Company contribution to 401(k) Plan--$4,500; Company contribution to deferred compensation account--$158,700; Company paid life insurance premium--$450; Company paid disability insurance premiums--$19,625; (iii) Mr. Kurland:
    Company contribution to 401(k) Plan--$4,073; Company contribution to deferred compensation account--$43,125; Company paid life insurance premiums--$43,544; Company paid disability insurance premiums--$3,064;
    (iv) Mr. Sambol: Company contribution to 401(k) Plan--$4,813; Company contribution to deferred compensation account--$7,500; Company paid life insurance premiums--$9,330; and (v) Mr. Bartlett: Company contribution to 401(k) Plan--$4,375; Company contribution to deferred compensation account--$15,000; Company paid life insurance premiums--$10,834.

  The following table sets forth information on the stock options granted to the named executive officers in the fiscal year ended February 28, 1997.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1997

                                                   INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------
                           NUMBER OF
                          SECURITIES     % OF TOTAL
                          UNDERLYING   OPTIONS GRANTED   EXERCISE
                            OPTIONS     TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
   NAME                  GRANTED(#)(1) IN FISCAL YEAR  ($/SHARE)(2)    DATE    PRESENT VALUE(3)
   ----                  ------------- --------------- ------------ ---------- ----------------
David S. Loeb...........     364,093         8.14%        $22.81     6/03/06      $2,564,271
                           1,000,000        22.37          23.19     7/11/06       7,158,700
Angelo R. Mozilo........     364,093         8.14          22.81     6/03/06       2,564,271
                           1,000,000        22.37          23.19     7/11/06       7,158,700
Stanford L. Kurland.....     150,000         3.36          23.19     7/11/06       1,073,805
David Sambol............      35,000          .78          23.19     7/11/06         250,555
Kevin W. Bartlett.......      40,000          .89          23.19     7/11/06         286,348

--------
(1) The 1,000,000 options granted to Messrs. Loeb and Mozilo which were granted in lieu of grants to these individuals for fiscal years 1997, 1998 and 1999 will become exercisable at the rate of 33 1/3% on each of the first, second, and third anniversaries of the grant date. All other options included in the table become exercisable at the rate of 25% on each of the first, second, third and fourth anniversaries of the grant date, except in the event of a "Change of Control" as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable.

(2) The exercise price is equal to the market value of the Common Stock on the date of grant. Options were granted on June 3, 1996 and July 11, 1996.

(3) The present value of the options as of the grant date was calculated using the Black-Scholes single option model. The assumptions used in the model were: expected volatility of 25.7%, risk-free rate of return (approximately equal to the five year Treasury rate at the grant date) of 6.6%, dividend yield of 1.4% and time to exercise of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  The following table sets forth information on stock option exercises during the fiscal year and outstanding options and their value at February 28, 1997. Value is calculated as the difference between the fair market value of the Common Stock and the exercise price of the options at the exercise date or fiscal year end.

              OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                           OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             SHARES                   FEBRUARY 28, 1997(#)      FEBRUARY 28, 1997($)
                            ACQUIRED       VALUE    ------------------------- -------------------------
   NAME                  ON EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  -------------- ----------- ----------- ------------- ----------- -------------
David S. Loeb...........          0      $      0     560,665     1,750,595   $6,458,130   $12,637,590
Angelo R. Mozilo........     17,713       272,266     579,134     1,750,594    6,683,838    12,637,580
Stanford L. Kurland.....     36,145       867,075     290,272       239,502    4,929,227     1,921,179
David Sambol............     11,000       134,837      42,050        55,750      529,554       448,063
Kevin W. Bartlett.......     49,768       743,719      44,876        81,625      530,896       717,125

PENSION PLAN

  The following table illustrates annual pension benefits under the Company's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 1997 at age 65 payable in the form of a life annuity under various levels of base compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

   REMUNERATION(1)                                 YEARS OF SERVICE
   ---------------                    ------------------------------------------
                                        10     15     20     25     30     35
                                      ------ ------ ------ ------ ------ -------
   $  250,000.......................  27,090 47,900 63,220 78,540 93,870 109,190
      300,000.......................  27,090 47,900 63,220 78,540 93,870 109,190
      400,000.......................  27,090 47,900 63,220 78,540 93,870 109,190
      450,000.......................  27,090 47,900 63,220 78,540 93,870 109,190
      500,000.......................  27,090 47,900 63,220 78,540 93,870 109,190
    1,000,000.......................  27,090 47,900 63,220 78,540 93,870 109,190
    1,200,000.......................  27,090 47,900 63,220 78,540 93,870 109,190

--------
(1) As the result of a limitation under the Internal Revenue Code of 1986, as amended (the "Code"), annual compensation in excess of $160,000 is not taken into account when calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $160,000 limitation under the Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan are effective in respect of a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: David S. Loeb, 28; Angelo Mozilo, 28; Stanford L. Kurland, 17; David Sambol, 11; and Kevin W. Bartlett, 9.

  The Company adopted a Supplemental Executive Retirement Plan (the "SERP"), effective in fiscal 1995, designed to provide executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. Benefits under the SERP are reduced by benefits the participant receives from (i) the Pension Plan and (ii) the Company's contributions to the participant's deferred compensation account. The annual benefit under the SERP will be: Messrs. Mozilo, Kurland, Sambol and Bartlett (assuming retirement at age 65) $370,998, $237,115, $357,055 and $221,466, respectively; and Mr. Loeb
(assuming retirement at age 80) $297,699.

  The SERP provides for a lump sum payment to a participant, including an executive officer listed in the Summary Compensation Table, in the event of a "Change in Control" (as defined in the SERP). The lump sum payment is to be made within 60 days of the Change in Control, and the amount paid is to be determined as if employment terminated on the date the Change in Control became effective.

EMPLOYMENT AGREEMENTS

  As of March 26, 1996, the Company amended and restated the employment agreements with David S. Loeb, Chairman of the Board and President of the Company, and Angelo R. Mozilo, Vice Chairman of the Board and Executive Vice President of the Company, which provide for certain compensation, death, disability and termination benefits. These employment agreements provide for the retention of Mr. Loeb's and Mr. Mozilo's services for the period commencing July 10, 1996 and terminating on February 28, 2001.

  Mr. Loeb's and Mr. Mozilo's employment agreements provide for a base salary of $1,300,000 per year through fiscal year 2001. These employment agreements provide for additional incentive compensation in each year during the term thereof beginning in the fiscal year ended February 28, 1997 in the form of an annual cash bonus pursuant to a formula that multiplies the prior year's bonus by the ratio of the current year's earnings per share over that of the previous year. Pursuant to these employment agreements, the Company made a grant to each of Messrs. Loeb and Mozilo of stock options in respect of 1,000,000 shares of Common Stock which vest ratably on each of the first three anniversaries of the grant date. The employment agreements also authorize the Compensation Committee to grant stock options, in amounts to be determined by the Compensation Committee, to each of Messrs. Loeb and Mozilo in respect of the fiscal years ending in 2000 and 2001.

  The Company has also entered into an employment agreement with Stanford L. Kurland, Senior Managing Director and Chief Operating Officer of the Company and President and Chief Operating Officer of CHL providing for certain compensation, death, disability and termination benefits. Mr. Kurland's employment agreement is effective as of July 10, 1996 and provides for the retention of Mr. Kurland's services through February 28, 1999. The employment agreement provides for a base annual salary for Mr. Kurland of $675,000 for the fiscal year ended February 28, 1997 with increases of no less than 5% or more than 10% for fiscal years 1998 and 1999 as may be approved by the Compensation Committee, based on the recommendation of Mr. Mozilo. The Agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan which was approved by the stockholders at the 1996 annual meeting. See "Executive Compensation Annual Incentive Plan" below. The Agreement also provides for additional incentive compensation in the form of grants of stock options under any stock option plans which may exist or come into effect. In respect of each fiscal year ending during the term of the Agreement, Mr. Kurland will be granted options for no less than 75,000 and no greater than 175,000 shares of the Company's Common Stock.

  Messrs. Loeb's, Mozilo's and Kurland's employment agreements each provides that in the event of disability, he shall receive annual compensation in an amount equal to (i) 50% of his then current salary, minus (ii) the amount of any cash payments to him under the terms of the Company's disability insurance or other disability benefit plans or the Company's Pension Plan and any compensation he may receive pursuant to any other employment. These payments shall be made until the earlier of the officer's death, commencement of benefits under the Company's pension plan or five years from the date of the disability. The Company is also required to afford each officer during the disability period other employment benefits to which he otherwise would be entitled. In the event of the death of the officer during the term of his employment agreement, the Company shall pay to his beneficiary an amount equal to the officer's salary for 12 months following the date of death and shall provide to such beneficiary certain other rights or benefits to which the officer would otherwise have been entitled. Messrs. Loeb's, Mozilo's and Kurland's employment agreements provide for certain benefits in the event of termination without cause (as defined in each of the employment agreements) or if the officer terminates his employment under specified conditions.

ANNUAL INCENTIVE PLAN

  The Company has in place an Annual Incentive Plan which was approved by the Company's stockholders at the 1996 annual meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation depending upon that profitability and to attract, retain and motivate such individuals. All officers of the Company are currently eligible for awards under the Annual Incentive Plan. It is expected that Mr. Kurland will be the only participating executive officer for the fiscal year ending February 28, 1998.

CHANGE IN CONTROL ARRANGEMENTS

  On September 12, 1996, the Compensation Committee approved a Change in Control Severance Plan (the "Severance Plan") which provides for a salary continuation payment and certain other benefits for eligible employees whose employment with the Company is terminated involuntarily after a Change in Control (as defined in the Severance Plan) or who leave the Company following a Change in Control if a specified change in their compensation, position or employment location occurs. Employees who are eligible to participate in the Severance Plan include all active full-time employees other than employees who are covered under an individual employment or severance agreement which provides for compensation and/or benefits upon termination of employment. The amount of the separation payments is based on the employee's title and status as an exempt or non-exempt employee within the meaning of the wage and hour laws. In the event of a Change in Control, Messrs. Bartlett and Sambol would be entitled to participate in the Severance Plan and they would each be entitled to receive a salary separation payment of two years of their base pay plus 200% of their average bonus as determined in accordance with the Severance Plan. In addition, they would be entitled to receive medical, health, dental and prescription drug benefits, long-term disability coverage and life insurance and other death benefits coverage for a period of two years following the date of termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of Messrs. Snyder, Donato and Enis, who are non employee directors of the Company. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual cash incentive compensation based on the Company's overall performance and the employee's individual performance and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests. There is no fixed ratio of total compensation to be represented by salary, incentive compensation or stock options.

    COMPENSATION OF PRESIDENT, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING
                                    OFFICER

  Compensation for fiscal 1997 for Messrs. Loeb, Mozilo and Kurland was determined under their respective employment agreements. See "Executive Compensation--Employment Agreements." Under these Agreements, Messrs. Loeb and Mozilo each received a grant of stock options in respect of 1,000,000 shares of Common Stock which vest ratably on each of the first three anniversaries of the grant date. Each of these individuals also received stock options in respect of 364,093 shares under their prior employment agreements. These options are exercisable at the rate of 25% on each of the first, second, third, and fourth anniversary of the grant date. Pursuant to his employment agreement, Mr. Kurland received a grant of stock options in respect of 150,000 shares which are exercisable at the rate of 25% on each of the first, second, third, and fourth anniversaries of the grant date.

  As provided by their employment agreements, the annual incentives received by Messrs. Loeb and Mozilo were determined by multiplying the prior year's annual incentive by a performance ratio obtained by dividing the most recent fiscal year's earnings per share by the prior year's earnings per share. The performance ratio for the annual incentives paid with respect to fiscal 1997 was calculated by comparing earnings per share for fiscal year 1997 with fiscal year 1996. Mr. Kurland's annual incentive was determined pursuant to the Annual Incentive Plan which provides that Mr. Kurland will be awarded from 0% to 275% of a specified target bonus, subject to the satisfaction of certain earnings per share and return on equity goals. Earnings per share increased in fiscal 1997 compared to fiscal 1996 resulting in an increase in the annual incentives paid to Messrs. Loeb, Mozilo and Kurland with respect to fiscal 1997.

               COMPENSATION OF OTHER EXECUTIVES FOR FISCAL 1997

  With respect to the base salaries and annual incentives for fiscal 1997 for the two most highly paid executives excluding Messrs. Loeb, Mozilo and Kurland, the Compensation Committee met with senior management to review recommendations regarding their base salaries and annual incentive levels. The decisions of the Compensation Committee with respect to the base salaries for each such executive officer are subjective and were made after consideration of the performance of the executive in his particular area of responsibility, the executive's contribution to the Company's overall management team, publicly available information as to salaries paid by the Company's competitors for comparable positions, and an assessment of the future contributions the executive should be able to make to the Company. The annual incentive paid to Mr. Sambol was approved by the Compensation Committee and was based on a formula which was reviewed by that Committee. A portion of the annual incentive paid to Mr. Bartlett was approved by the Compensation Committee and based on a formula reviewed by the Compensation Committee, and the remaining portion of his annual incentive was awarded by Messrs. Mozilo and Kurland as a special allocation based on Mr. Bartlett's performance during the year.

                         STOCK OPTIONS FOR FISCAL 1997

  The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees. In the fiscal year ended February 28, 1994, the Compensation Committee studied comparisons of the amount of stock options granted in relation to a company's issued and outstanding stock. As a result of this study, the Compensation Committee determined that it would be appropriate for stock options granted in any fiscal year to be in a range not to exceed 3% of the outstanding stock of the Company during that fiscal year. Options granted in fiscal 1997 equaled 4.23% of the outstanding stock of the Company at the end of the fiscal year due primarily to the grant of 1,000,000 stock options to each of Messrs. Loeb and Mozilo which options were granted in lieu of grants to these individuals in fiscal years 1997, 1998 and 1999. If the 1,000,000 stock option grants were allocated equally over fiscal years 1997, 1998 and 1999, the stock options granted in fiscal 1997 would equal 2.97% of the outstanding stock of the Company at the end of the fiscal year.

  Options were granted to executive officers on June 3, 1996 and July 11, 1996 based on the performance of the Company in fiscal 1996 compared to the performance in fiscal 1995. The number of shares subject to the options granted to each such executive officer increased from the prior year.

                         DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code which limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation is based upon performance goals or paid pursuant to a written contract that was in effect on February 17, 1993 and not subsequently materially modified. Because their employment agreements were entered into prior to this date, the compensation paid to Messrs. Loeb and Mozilo has not been subject to this limit. The Committee recognizes that the base salaries of Messrs. Loeb and Mozilo will not be deductible to the extent they exceed $1 million, but considers this additional amount not to be significant to the Company.

  The Committee's policy on deductibility is generally to develop compensation plans which provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements which are not deductible.

                                          The Compensation Committee

                                              Harley W. Snyder, Chairman
                                              Robert J. Donato
                                              Ben M. Enis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Snyder (chairman), Donato and Enis. As noted below in the "Certain Transactions" section, Mr. Donato has seven loans under the Financing Plan, with interest rates ranging from 5.61% to 6.86%. Mr. Donato's highest aggregate indebtedness to the Company during fiscal 1997 was $361,097 which indebtedness had been reduced to $331,085 which amount was outstanding at February 28, 1997. Mr. Snyder has two mortgage loans with the Company which were retained by the Company. These loans bear interest at the rates of 7.0% and 8.0% per annum. Mr. Snyder's highest aggregate indebtedness to the Company under these loans during fiscal 1997 was $892,754 which was the amount outstanding at February 28, 1997.

  No member of the Compensation Committee was, during the fiscal year, an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.

PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC.,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           Countrywide Credit     S&P 500     S&P FINANCIAL
(Fiscal Year Covered)        Industries, Inc.        INDEX         INDEX
-------------------          ------------------     -------     -------------
Measurement Pt-  2/28/92     $100                   $100         $100
FYE   1993                   $143.52                $110.65      $127.54
FYE   1994                   $111.55                $119.88      $133.55
FYE   1995                   $111.29                $128.70      $145.14
FYE   1996                   $146.07                $173.36      $213.84
FYE   1997                   $205.10                $218.72      $303.20

  The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on February 28, 1992 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph above are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                             CERTAIN TRANSACTIONS

  During fiscal 1997, the Company through its subsidiaries entered into various transactions with CWM. Countrywide Asset Management Corporation ("CAMC"), a wholly owned subsidiary of the Company, has entered into an agreement (the "Management Agreement") with CWM. CAMC has entered into a subcontract with its affiliate, CHL, to perform such services for CWM and its subsidiaries as CAMC deems necessary. In accordance with the Management Agreement, CAMC advises CWM on various facets of its business and manages its operations subject to the supervision of CWM's Board of Directors. For performing these services, CAMC receives certain management fees and incentive compensation. CWM incurred obligations to the Company for management fees and incentive compensation during fiscal 1997 of $1.6 million and $8.6 million, respectively. CWM has an option to purchase mortgage loans from the Company at the prevailing market price. During the year ended February 28, 1997, CWM purchased $51.5 million of mortgage loans pursuant to this option. Subsidiaries of CWM have entered into servicing agreements with CHL providing for the servicing of mortgage loans securing collateralized mortgage obligations. Servicing fees under these agreements were approximately $0.2 million for the year ended February 28, 1997. The Company has reached an agreement with CWM on restructuring the business relationship between the two companies. Pursuant to the agreement, CWM will acquire the operations and employees of CAMC, and in return, the Company will receive approximately
3.6 million newly issued shares of common stock of CWM. The proposed transaction is structured as a merger of CAMC with and into CWM. The transaction will close after regulatory and shareholder approvals are obtained.

  The Company maintains a plan (the "Financing Plan"), which was ratified and approved by the stockholders, to facilitate the exercise of stock options. During the fiscal year ended February 28, 1997, the amount of Mr. Loeb's loan from the Company remaining outstanding under the Financing Plan was $202,428, which amount was the highest aggregate indebtedness to the Company during fiscal 1997 and bears an annual interest rate of 3.25%. At February 28, 1997 Mr. Donato had seven loans under the Financing Plan, with interest rates ranging from 5.61% to 6.86% per annum. Mr. Donato's highest aggregate indebtedness to the Company during fiscal 1997 was $361,097, which indebtedness had been reduced to $331,085 at February 28, 1997. On April 23, 1997, Mr. Donato repaid two notes under the Financing Plan and his outstanding balance was reduced to $268,702. Mr. Boone has four loans under the Financing Plan with interest rates ranging from 6.36% to 7.25% per annum. His highest aggregate indebtedness to the Company during fiscal year 1997 was $71,764 and at February 28, 1997 the total outstanding indebtedness was $26,162.

  During fiscal 1997, the Company made a mortgage loan to Harley Snyder which was retained by the Company. The loan was in the initial principal amount of $400,000 with interest payable at 8% per annum and is secured by real property located in Valparaiso, Indiana. The note is payable in annual installments with the first such installment due February 5, 1998. During fiscal 1996, the Company made a mortgage loan to Mr. Snyder which was also retained by the Company. This loan was in the initial principal amount of $496,000 with interest payable at 7% per annum. This loan is secured by real property located in Indian Wells, California. Mr. Snyder's highest aggregate indebtedness to the Company under these loans during fiscal 1997 was $892,754 which was the amount outstanding at February 28, 1997.

  Mr. Heller is of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in fiscal 1997, and the Company intends to retain the services of this firm in fiscal 1998.

                                 PROPOSAL TWO

              RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to, the fiscal year ending February 28, 1998. Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of each of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board's resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

           SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during the fiscal year ended February 28, 1997. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied except that Messrs. Boone, Gates and Sambol each filed one report late. In each case, the failure to timely file such report was due solely to an inadvertent error of the Company and not the reporting person.

                          ANNUAL REPORT AND FORM 10-K

  The Annual Report to Stockholders, containing the consolidated financial statements of the Company for the fiscal year ended February 28, 1997, accompanies this Proxy Statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1997, FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, COUNTRYWIDE CREDIT INDUSTRIES, INC. 4500 PARK GRANADA BLVD., MSN CH-19, CALABASAS, CALIFORNIA 91302-1613, (818) 225-3550. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1998 Annual Meeting of Stockholders must be received by the Company no later than January 31, 1998 for inclusion in the 1998 Notice of Annual Meeting, Proxy Statement and Proxy. Proposals should be directed to the Secretary of the Company. Stockholders wishing to bring proposals before an annual meeting must also comply with Article II, Section 13 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder proposals and sets forth certain timing requirements with respect thereto.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                           By Order of the Board of Directors

                                                  /s/ Sandor E. Samuels

                                                    Sandor E. Samuels
                                                        Secretary

May 30, 1997

COUNTRYWIDE CREDIT INDUSTRIES, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS, JULY 9, 1997

        The undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Warner Center, Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California on July 9, 1997 at 10:00 A.M. and any adjournment thereof.

        Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement May 31, 1997 is hereby acknowledged.

                  (Continued and to be marked, dated and signed on reverse side)


                        COUNTRYWIDE CREDIT INDUSTRIES, INC.
                        P.O. BOX 11148
                        NEW YORK, N.Y. 10203-11148

Comments:


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---------------------------------------------

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

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.

1. To elect to the Board of Directors for a term expiring at the 2000 Annual Meeting.

    FOR all nominees  [ ]   WITHHOLD AUTHORITY to vote    [ ]  *EXCEPTIONS [ ]
    listed below            for all nominees listed below.

Nominees: Ben M. Enis and Edwin Heller
[INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.] *Exceptions:
            --------------------------------------------------------------------

2. To approve the selection of Grant Thornton LLP as the independent Accountants to audit the Company's financial statements for the fiscal year ending February 28, 1998.

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

    FOR  [ ]                  AGAINST  [ ]                 ABSTAIN  [ ]


                                                     Change of Address and
         I PLAN TO ATTEND MEETING  [ ]               or Comments Mark Here  [ ]


                                     NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

                                     Dated:
                                           -------------------------------------


                                     -------------------------------------------
                                                     Signature

                                     -------------------------------------------
                                                     Signature

                                     Votes must be indicated (x)
                                     in Black or Blue Ink.          [ ]


 PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF
                             MAILED IN THE U.S.A.